Exhibit 1

JOINT FILING AGREEMENT

PURSUANT TO RULE 13d-1(k)

This agreement is made pursuant to Rule 13d-l(k)(1) under the Securities and Exchange Act of 1934, as amended (the “Act”) by and among the parties listed below, each referenced to herein as a “Joint Filer.” The Joint Filers agree that a statement of beneficial ownership as required by Sections 13(g) or 13(d) of the Act and the Rules thereunder may be filed on each of their behalf on Schedule 13G or Schedule 13D, as appropriate, and that said joint filing may thereafter be amended by further joint filings. The Joint Filers state that they each satisfy the requirements for making a joint filing under Rule 13d-1.

Dated: February 14, 2022

MICHAEL AUERBACH	M3 DAAT, LLC

/s/ Michael Auerbach	By:	/s/ Michael Auerbach
Michael Auerbach		Michael Auerbach, Managing Member

MURPHY OFUTT LCV LLC		MURPHY OFUTT, LLC

By:	/s/ Michael Auerbach	By:	/s/ Michael Auerbach
	Michael Auerbach, Managing Member		Michael Auerbach, Managing Member